UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2017

NATURE’S SUNSHINE PRODUCTS, INC.
(Exact name of registrant specified in its charter)

Utah	001-34483	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 West Executive Parkway, Suite 100, Lehi, Utah 84043
(Address of principal executive offices and zip code)

Registrant’s telephone, including area code: (801) 341-7900

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2017, Nature's Sunshine Products, Inc. (the "Company") appointed Mr. Robert D. Straus to its Board of Directors. Mr. Straus was appointed to serve as a director until the next shareholders’ meeting at which directors are elected. Mr. Straus will initially serve on the Audit Committee and the Compliance Committee.

Mr. Straus, age 47, has served as Portfolio Manager & Analyst at Wynnefield Capital Management, LLC ("Wynnefield Capital"), an investment management firm, since April 2015. Prior to joining Wynnefield Capital, Mr. Straus served as Senior Analyst at Gilford Securities, an investment banking firm, from March 2009 until March 2015. Mr. Straus has held senior positions with various investment banking firms for nearly 20 years, including MCF, ING, Barings and Furman Selz. Mr. Straus is a member of the Board of Directors of two private companies: MK Acquisition LLC, an authentic mountain lifestyle apparel brand founded in Jackson Hole, Wyoming since May 2015, and Hollender Sustainable Brands LLC, a female sexual wellness consumer brand with its headquarters in Burlington, Vermont since May 2017. Mr. Straus previously served on the Board of Directors for B Lane, Inc., dba Fashion to Figure, a women’s apparel plus-size omnichannel retailer based in New York, NY from September 2016 to April 2017. Mr. Straus received his B.S.B.A. from the University of Hartford and M.B.A. from Bentley College.

The Board of Directors determined that Mr. Straus is an independent director under the current standards for independence established by NASDAQ. In making this determination, the Board of Directors considered Mr. Straus’ affiliation with Wynnefield Capital, one of the Company’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

Dated: June 9, 2017	By:	/s/ Joseph W. Baty
Joseph W. Baty, Executive Vice President,
Chief Financial Officer and Treasurer